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                                                                       EXHIBIT 4

               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES D MANDATORILY CONVERTIBLE PREFERRED STOCK
                            OF U.S. TECHNOLOGIES INC.

         U.S. Technologies Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "CORPORATION"), by its Co-Chief Executive Officer,

         DOES HEREBY CERTIFY:

         FIRST: That pursuant to authority expressly vested in the Board of Directors of the Corporation by the provisions of its Restated Certificate of Incorporation (the "CHARTER"), the Corporation's Board of Directors, duly adopted by unanimous written consent on December 26th, 2000, the following resolution providing for the designations and issuance of up to 2,000 shares of Series D Mandatorily Convertible Preferred Stock, par value $0.02 per share:

         RESOLVED, that this Board of Directors, pursuant to the authority expressly vested in it by the provisions of the Corporation's Restated Certificate of Incorporation and the General Corporation Law of the State of Delaware, hereby authorizes the issuance from time to time of a series of preferred stock, par value $0.02 per share, of the Corporation and hereby fixes the designation, voting powers, preferences and relative, participating , optional and other rights and the qualifications, limitations or restrictions thereof, in addition to those set forth in said Restated Certificate of Incorporation.

1.       DESIGNATION AND AMOUNT.

         This series of preferred stock shall be designated as "Series D Mandatorily Convertible Preferred Stock" and shall have a par value of $0.02 per share (the "Series D Preferred"). The number of authorized shares constituting the Series D Preferred shall be 2,000 shares. Shares of the Series D Preferred shall have a stated value of $1,000 per share (the "STATED VALUE"). The Corporation may issue fractional shares of the Series D Preferred.

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2.       LIQUIDATION.

         In the event of any bankruptcy, liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a "LIQUIDATION"), each holder of the Series D Preferred (the "PREFERRED D HOLDER") at the time thereof shall be entitled to receive in exchange for each share of Series D Preferred held by such holder the amount to be paid or distributed per share of the Corporation's common stock, par value $0.02 per share (the "COMMON STOCK"), multiplied by the number of shares of Common Stock into which each share of Series D Preferred is then convertible pursuant to Section 4(b) hereof.

3.       VOTING RIGHTS.

         Except as otherwise required by law, each Preferred D Holder shall be entitled to vote on all matters together with the holders of shares of the Common Stock (including, for purposes of this Section 3, any other securities of the Corporation that are entitled to vote with the holders of shares of Common Stock) and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each Preferred D Holder shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series D Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. Notwithstanding the foregoing, the Preferred D Holders will not be entitled to vote or take action on the approval by the holders of Common Stock of an amendment to the Corporation's Charter ("CHARTER AMENDMENT") to increase the number of shares of Common Stock the Corporation is authorized to issue to an amount sufficient to permit the conversion to Common Stock of all of the Corporation's then-outstanding shares of all of its authorized and designated series of convertible preferred stock, which includes the Series D Preferred, and any other then-outstanding securities and options or similar rights issued by the Corporation, which are convertible into or otherwise permit the holder thereof to purchase or otherwise receive shares of Common Stock.

4.       MANDATORY CONVERSION.


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         (A)      MANDATORY CONVERSION. By virtue of the filing with and
acceptance of the Charter Amendment by the Secretary of State of the State of Delaware and without any action on the part of the Preferred D Holders, as of the date the Charter Amendment is filed with and accepted by the Secretary of State of the State of Delaware (the "CONVERSION DATE"), all of the issued and outstanding shares of the Series D Preferred shall be converted into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock that each Preferred D Holder shall receive on the Conversion Date shall equal the product obtained by multiplying the Conversion Rate then in effect (determined as provided in Section 4(b)) by the number of shares of Series D Preferred held by each Preferred D Holder.

         (B) CONVERSION RATE. The conversion rate for conversion of each share of the Series D Preferred (the "CONVERSION RATE") shall be the quotient obtained by dividing the Stated Value by $1.00 (the "CONVERSION PRICE").

         (C)      PROCEDURES FOR MANDATORY CONVERSION.

                  (i) On the Conversion Date, the Corporation will mail to each Preferred D Holder (A) a letter of transmittal, which shall specify the Conversion Date and notify such holder that his, her or its shares of Series D Preferred have been converted to Common Stock (the "CONVERSION NOTICE") and (B) instructions, which shall specify the procedures for surrender of such holder's certificates representing ownership of Series D Preferred ("PREFERRED CERTIFICATES") in exchange for certificates representing ownership of Common Stock ("COMMON STOCK CERTIFICATES"). Promptly after receipt of the Conversion Notice, each Preferred D Holder shall surrender such holder's Preferred Certificates, duly endorsed for transfer, at any time during normal business hours, to the Corporation at its principal office or at such other office or agency then maintained by it for such purpose and designated in the Conversion Notice, accompanied by any instrument of transfer in form reasonably satisfactory to the Corporation and to any conversion agent, duly executed by the registered Preferred D Holder or by such holder's duly authorized attorney. As promptly as practicable after the surrender for conversion of any Preferred Certificates in the manner provided in the preceding sentence but in any event within five (5) business days after receipt of the Preferred Certificates, the Corporation will deliver or cause its transfer agent to deliver


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to the holder of such Preferred Certificates, Common Stock Certificates representing the aggregate number of shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made as of the Conversion Date, and all rights of the Preferred D Holder, with respect to such holder's shares of Series D Preferred, shall cease at such time and the person or persons in whose name or names the Preferred Certificates are registered, or after delivery of the Preferred Certificates for conversion pursuant hereto the person or persons in whose name or names the Common Stock Certificates are to be issued, shall be treated for all purposes as having become the record holder or holders thereof at such time.

                  (ii) The Corporation shall not be required to issue fractional shares of Common Stock upon conversion of shares of Series D Preferred. At the Corporation's discretion, in the event the Corporation determines not to issue fractional shares, then in lieu of any fractional shares to which the Preferred D Holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Current Market Price (as defined below).

                  (iii) The issuance of Common Stock Certificates upon conversion shall be made without charge for any issue, stamp or other similar tax in respect of such issuance. However, if any such Common Stock Certificate is to be issued in a name other than that of the holder of record of the shares converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any such tax which may be payable in respect of any transfer involved in such issuance or shall establish, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

                  (iv) "CURRENT MARKET PRICE" means the average of the daily Closing Prices per share of Common Stock for the fifteen (15) consecutive trading days immediately prior to such date. The "Closing Price" per share of Common Stock for each day shall be the last sale price, regular way, before 5:00 p.m., or in case no such sale takes place on such day, the average closing bid and asked prices, regular way, in either case, as reported on the NASD OTC Bulletin Board or any successor stock exchange or quotation system on which the Common Stock is then primarily listed or traded. If on any such trading day or days such


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securities are not quoted by any such organization, such trading day or days shall be replaced for purposes of the foregoing calculation by the requisite trading day or days preceding the commencement of such fifteen (15) day trading day period on which such securities are so quoted.

                  (D) RESERVATION OF STOCK ISSUABLE UPON MANDATORY CONVERSION. Until the Conversion Date, the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion to Common Stock of all of the outstanding shares of the Corporation's authorized and designated series of convertible preferred stock, including the Series D Preferred, and the other outstanding securities and options or similar rights issued by the Corporation, which are convertible into or otherwise permit the holder thereof to purchase or otherwise receive shares of Common Stock. The Corporation shall take any such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, approving the Charter Amendment and taking other appropriate board action, submitting the Charter Amendment to the Corporation's stockholders for their approval, recommending the Charter Amendment and any other such increase to the Corporation's stockholders, holding shareholders meetings, and soliciting votes and proxies in favor of the Charter Amendment and any other such increase to obtain the requisite shareholder approval.

         SECOND: That such determination of the designations, preferences and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to the Series D Preferred, was duly made by the Corporation's Board of Directors pursuant to the provisions of the Corporation's Charter, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended.


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         IN WITNESS WHEREOF, U.S. Technologies Inc. has caused this Certificate of Designations to be executed this 26th day of December, 2000.

                                          U.S. TECHNOLOGIES INC.



                                          By: /s/ C. Gregory Earls
                                             -----------------------------
                                               C. Gregory Earls
                                               Co-Chief Executive Officer


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